                                            As filed pursuant to Rule 424(b)(2)
                                                  Registration Number 333-94393

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

                             Subject to Completion
                            Dated February 27, 2001
Prospectus Supplement
(To Prospectus dated February 11, 2000)

[JPMORGANCHASE LOGO]

$20,000,000

Consumer Price Indexed Securities(SM) (CPIS(SM))
Securities indexed to the non-seasonally adjusted U.S. Consumer Price Index, or CPI, on a three-month lagged basis

The CPIS pay no interest and do not guarantee any return of principal at maturity. Instead, at maturity, J.P. Morgan Chase & Co. will pay to a holder of the CPIS an amount based on the cumulative percentage increase, if any, in the CPI on a three-month lagged basis over the term of the CPIS, calculated in accordance with the formula set out below. As a result, if inflation is negative or zero over the life of the CPIS, the payment at maturity will be zero. In addition, a small difference in the rate of inflation can mean a large difference in the payout at maturity of the CPIS.

 --   The principal amount and issue price of each CPIS is [$1,500].

 --   The CPIS mature on January 15, 2010.

 -- At maturity, you will receive [$1,948.42] per [$1,500] principal amount of the CPIS plus an amount equal to the product of a multiplier times the difference between the ending index and the forward index, which amount may be positive or negative. The multiplier is [57.30659]. The forward index is [208.50], approximately [34.0] points higher than the Reference CPI on the day of pricing. The ending index will be the Reference CPI at maturity of the CPIS.

 -- Pursuant to this formula, at maturity a holder of the CPIS receives $100 for every 1% increase in the Reference CPI over the life of the CPIS.

 -- The Reference CPI is a three-month lagged version of the CPI which is used by the United States Department of the Treasury to calculate the inflation indexed principal of its inflation indexed securities. The CPI is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor.

 -- Beginning on January 15, 2003, and each January 15 thereafter prior to maturity, you will have the right to redeem your CPIS for an amount equal to the discounted present value of the estimated payment at maturity.

 -- The CPIS are indexed securities; they are not bank deposits. The CPIS are not insured by the FDIC or any other federal agency. The CPIS are not futures contracts and do not represent an actual Investment in futures contracts.

 -- We have applied to list the CPIS on the American Stock Exchange LLC, subject to meeting its listing requirements.

THE CPIS INVOLVE RISKS NOT ASSOCIATED WITH AN INVESTMENT IN CONVENTIONAL DEBT SECURITIES OR OTHER INFLATION-LINKED SECURITIES AND MAY INVOLVE THE LOSS OF YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE S-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

-----------------------------------------------------------------------------------------------------
                                             PRICE TO          UNDERWRITING             PROCEEDS
                                              PUBLIC            DISCOUNTS                TO US
-----------------------------------------------------------------------------------------------------
Per CPIS..................................  $                  $                   $
-----------------------------------------------------------------------------------------------------
Total.....................................  $                  $                   $
-----------------------------------------------------------------------------------------------------

Our affiliates, J.P. Morgan Securities Inc. and Chase Securities Inc., may use this prospectus supplement and the attached prospectus in connection with offers and sales of the securities in the secondary market. Those affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

                                    JPMORGAN

March   , 2001

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it.

We are offering to sell the CPIS only in places where sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus is accurate as of any date other than their respective dates.

It is the policy of J.P. Morgan Chase & Co. and our affiliates to obtain protection of intellectual property rights where permitted under law. We believe that certain aspects of the CPIS may be eligible for patent protection, and are seeking that protection. To the extent that acquiring, holding, selling, trading or redeeming the CPIS issued under the terms of this prospectus supplement and the attached prospectus would infringe any of our present or future patent rights, we hereby grant any holder a license to acquire, hold, sell, trade or redeem the CPIS.

Consumer Price Indexed Securities and CPIS are service marks of J.P. Morgan Chase & Co.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Summary...............................   S-3
Risk Factors..........................   S-8
Where You Can Find More Information...  S-15
Use of Proceeds.......................  S-17
J.P. Morgan Chase & Co. ..............  S-18
Description of CPIS...................  S-19
United States Federal Income
  Taxation............................  S-33
Underwriting..........................  S-36
ERISA Matters for Pension Plans and
  Insurance Companies.................  S-37
Experts...............................  S-37
Legal Opinions........................  S-37

                                        PAGE
                                        ----
PROSPECTUS
Summary...............................     2
The Chase Manhattan Corporation.......     6
Use of Proceeds.......................     7
Description of the Debt Securities....     7
Description of Preferred Stock........    19
Description of Common Stock...........    26
Description of Securities Warrants....    27
Description of Currency Warrants......    27
Plan of Distribution..................    28
Experts...............................    30
Legal Opinions........................    30

                                    SUMMARY

     Because this is a summary, it does not contain all of the information that may be important to you. You should read the "Description of CPIS" section in this prospectus supplement for a detailed description of the terms of the CPIS. You should also read about some of the risks involved in investing in the CPIS in the section called "Risk Factors." We urge you to consult with your investment, legal, accounting and other advisers before you invest in the CPIS. In this prospectus supplement, references to "per CPIS" means each [$1,500] principal amount of CPIS we are offering to you.

SECURITIES OFFERED...........  Consumer Price Indexed Securities(SM) (CPIS(SM))
                               indexed to the non-seasonally adjusted U.S. City Average All Items U.S. Consumer Price Index on a three-month lagged basis.

ISSUER.......................  J.P. Morgan Chase & Co.

INITIAL OFFERING PRICE AND
  PRINCIPAL AMOUNT PER
  CPIS.......................  [$1,500].

AGGREGATE PRINCIPAL AMOUNT...  $20,000,000.

DENOMINATIONS................  [$1,500] and integral multiples thereof.

MATURITY.....................  January 15, 2010, subject to extension in the case of a Market Disruption Event.

PAYMENT AT MATURITY..........  At maturity, we will pay you [$1,948.42] per
                               [$1,500] principal amount of the CPIS plus an amount equal to the product of the Multiplier times the Index Amount, which amount can be positive or negative, but the payment at maturity cannot be less than zero. The amount payable at maturity pursuant to this formula is equivalent to the cumulative percentage increase in the Reference CPI over the life of the CPIS multiplied by $10,000.

MULTIPLIER...................  [57.30659], or $10,000 divided by the Reference
                               CPI on the day of pricing.

INDEX AMOUNT.................  Ending Index minus Forward Index (the result of which may be positive or negative).

FORWARD INDEX................  [208.50] or approximately [34.0] points higher than the Reference CPI on the date of pricing. The Reference CPI on the date of pricing is assumed to be [174.50].

ENDING INDEX.................  The Reference CPI at maturity of the CPIS. The
                               Reference CPI is the three-month lagged version of the CPI used by the United States Department of the Treasury to calculate the inflation-indexed principal of its inflation-indexed securities. The CPI is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor.

CALCULATION AGENT............  Morgan Guaranty Trust Company of New York.

OPTIONAL REDEMPTION..........  At your option, on January 15, 2003, and each
                               January 15 thereafter prior to maturity, you may redeem your CPIS at the Optional Redemption Value as described herein. In order to redeem your CPIS, you must give us notice no later than 10 and no earlier than 20 business days prior to the applicable Optional Redemption Date.

OPTIONAL REDEMPTION
  DETERMINATION DATE.........  Five business days prior to any Optional
                               Redemption Date, subject to a delay for a Market Disruption Event.

OPTIONAL REDEMPTION VALUE....  The discounted present value of the estimated payment at maturity per [$1,500] principal amount of the CPIS determined on the Optional Redemption Determination Date prior to the applicable Optional Redemption Date, as determined by the Calculation Agent (such amount may be more or less than the principal amount of the CPIS, but not less than zero). See "Description of CPIS--Optional Redemption".

EARLY DETERMINATION OF
  ENDING INDEX...............  Upon the occurrence of certain events affecting the liquidity of (i) the 4.25% U.S. Treasury
                               Inflation Protected Securities due January 15, 2010 (the "Reference TIPS"), or (ii) the 6.50% U.S. Treasury Security due February 15, 2010 (the "Reference Government Notes", together with the Reference TIPS, the "Reference Treasuries", and either a "Reference Treasury"), the Ending Index may be fixed and such fixed value will be used to calculate the Index Amount upon any subsequent redemption and at maturity of the CPIS. See "Description of CPIS--Early Determination of the Ending Index".

USE OF PROCEEDS..............  We will use the net proceeds we receive from the sale of the CPIS offered by this prospectus supplement for general corporate purposes and in connection with hedging our obligations under the CPIS.

LISTING......................  We have applied to list the CPIS on AMEX under the symbol JPLA.

FEDERAL INCOME TAX
  TREATMENT..................  The U.S. federal income tax consequences of an investment in the CPIS are complex and uncertain. We and the holders of the CPIS will agree to treat the CPIS as a contract claim that is not an option, unless otherwise required by the Internal Revenue Service. We also intend to take the position that holders that are U.S. persons will not be required to accrue any amounts in income for U.S. federal income tax purposes with respect to the CPIS before receiving payments with respect thereto except possibly on an early determination of the Ending Index or when the Ending Index can be determined in the month preceding the maturity of the CPIS. It is possible, however, that other tax results might be obtained. In particular, U.S. holders may be required to accrue income over the life of the CPIS or may be required to mark to market the CPIS each year. We expect that non-U.S. holders will be subject to withholding at a rate of 30% with respect to amounts paid to such holders at maturity or upon redemption. Pension plans (including individual retirement accounts) should consult their tax advisers concerning the application of the "unrelated business taxable income" rules to income from the CPIS.

HOW TO REACH US..............  You may contact us at our principal executive offices at 270 Park Avenue, New York, New York 10017-2070 (telephone number (212) 270-4040).

                            SUMMARY INFORMATION--Q&A

This summary includes questions and answers that highlight selected information from the prospectus and this prospectus supplement to help you understand the CPIS. You should carefully read the prospectus and this prospectus supplement to fully understand the terms of the CPIS, the CPI, the Reference CPI and the tax and other considerations that are important to an investor in making a decision about whether to invest in the CPIS. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the CPIS, to determine whether an investment in the CPIS is appropriate for you.

WHAT ARE THE CPIS?

The CPIS are securities that are indexed to the Reference CPI such that the payment at maturity or upon redemption may be more or less than the principal amount of the CPIS, but may not be less than zero.

The CPIS mature on January 15, 2010. However, upon the occurrence of certain Market Disruption Events, the final maturity date may be delayed. See "Description of CPIS--Market Disruption Events". The CPIS may be redeemed annually at the option of the holder on each January 15, beginning January 15, 2003.

WHAT IS THE CONSUMER PRICE INDEX OR CPI?

The CPIS are indexed to the consumer price index, or CPI, on a three-month lagged basis. The CPI for these purposes is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor. The CPI is a measure of the average change in consumer prices over time in a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors' and dentists' services, and drugs. User fees (such as water and sewer service) and sales and excise taxes paid by the consumer are also included. Income taxes and investment items (such as stocks, bonds, and life insurance) are not included.

The CPI includes expenditures by urban wage earners and clerical workers, professional, managerial, and technical workers, the self-employed, short-term workers, the unemployed, retirees and others not in the labor force. In calculating the index, the Bureau of Labor Statistics calculates price changes for the various items and these price changes are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the Bureau of Labor Statistics to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms based on a reference period for which the level is set at 100 (currently the base reference period used by the Bureau of Labor Statistics is 1982-1984).

WHAT IS THE REFERENCE CPI?

The CPI level used to determined the payment at maturity or upon redemption is referred to herein as the Reference CPI. It is a three-month lagged version of the CPI. Reference CPI means, for the first day of any calendar month, the CPI for the third preceding calendar month (which is typically released and published by the Bureau of Labor Statistics in the second preceding calendar month). Such Reference CPI is the same CPI used by the United States Treasury Department in connection with its U.S. Treasury Inflation Protected Securities.

For example, the Reference CPI for April 1 in any year is the CPI for January of such year, which is usually released and published by the Bureau of Labor Statistics in February of such year. The Reference CPI for any day of a month, other than the first day of such month, is the linear interpolation between the Reference CPI for the first day of that month and the first day of the immediately following month. For example, the Reference CPI for January 15 in any year is the linear interpolation between the CPI for the first day of the preceding October and the CPI for the first day of the preceding November. For the CPIS, we will round the applicable Reference CPI to two decimal places.

WHAT WILL I RECEIVE AT MATURITY OF THE CPIS?

The CPIS are full principal-at-risk securities and you may receive more or less than the principal amount of the CPIS. At maturity of the CPIS, unless previously redeemed as described below, an investor will receive per [$1,500] principal amount of the CPIS [$1,948.42] plus an amount equal to the product of the multiplier times the

Index Amount (which equals the Ending Index minus the Forward Index).

Although the Index Amount can be negative, in no circumstances will the amount due at maturity be less than zero. The amount payable at maturity pursuant to this formula is equivalent to the cumulative percentage increase in the Reference CPI over the life of the CPIS multiplied by $10,000. Certain Market Disruption Events could delay the maturity date. See "Description of CPIS--Payment at Maturity".

The payment at maturity on the CPIS is linked directly to the performance of the CPI on a three-month lagged basis. The Reference CPI must increase by an average of approximately [1.59%] per year over the life of the CPIS for the payment at maturity to equal to the principal amount of the CPIS.

Hypothetical Examples

As noted above, the payment at maturity is dependent on the Ending Index (the Reference CPI at maturity), and is calculated by the equation:

   Payment at maturity = [$1,948.42] + (Multiplier X (Ending Index - Forward
                                    Index)).

The following four examples show hypothetical payments at maturity for each [$1,500] principal amount of the CPIS: (1) greater than the principal amount,
(2) equal to the principal amount, (3) less than the principal amount and (4) equal to zero. In each of the examples the Forward Index equals [208.50], the term equals 8 years and 10 months, the Multiplier equals [57.30659] and the Reference CPI on the issue date equals [174.50], thus only the Ending Index is needed to determine the payment at maturity.

Example 1 (Payment at maturity greater than the principal amount): If the Reference CPI increases by an average of approximately 4.00% per year over the life of the CPIS, then the Ending Index will equal 246.7 at maturity, or a 41.38% increase. Thus, in this example:

                             Payment at maturity =
              [$1,948.42] + ([57.30659] X (246.7 - [208.50])), or
                         Payment at maturity = $4,138.

Example 2 (Payment at maturity equal to the principal amount): If the Reference CPI increases by an average of approximately [1.59%] per year over the life of the CPIS, then the Ending Index will equal 200.7 at maturity, or a 15.0% increase. Thus, in this example:

                             Payment at maturity =
              [$1,948.42] + ([57.30659] X (200.7 - [208.50])), or
                         Payment at maturity = $1,500.

Example 3 (Payment at maturity less than the principal amount): If the Reference CPI increases by an average of approximately [1.00%] per year over the life of the CPIS, then the Ending Index will equal 190.5 at maturity, or a 9.19% increase. Thus, in this example:

                             Payment at maturity =
                [$1,948.42] + ([57.30659] X (190.5 - [208.50])),
                                   therefore
                          Payment at maturity = $919.

As Example 3 demonstrates, if the Reference CPI increases over the life of the CPIS by less than an average of approximately [1.59%] per year, the payment at maturity will be less than the principal amount and you will lose money on your initial investment.

Example 4 (Payment at maturity equals zero): If the Reference CPI decreases or does not increase over the life of the CPIS, you will receive no payment at maturity and you will lose your entire investment in the CPIS. For example, if the Reference CPI does not increase over the life of the CPIS, then the Ending Index will equal 174.50 at maturity. Thus, in this example:

                             Payment at maturity =
               [$1,948.42] + ([57.30659] X (174.50 - [208.50])),
                                   therefore
                           Payment at maturity = $0.

However, if the Reference CPI were to decrease, and the formula provided for a negative payment amount, the payment at maturity would not be less than zero.

CAN I OPT TO REDEEM EARLY?

Beginning on January 15, 2003, and each January 15 thereafter prior to maturity, each holder of the CPIS may cause us to redeem some or all of such holder's CPIS at the Optional Redemption Value. Holders wishing to redeem early must give notice as specified in this prospectus supplement no later than 10 and no earlier than 20 business days prior to the applicable Optional Redemption Date. Holders wishing to redeem early will not be able to determine the Optional Redemption Value until the Optional Redemption Determination Date, which will not occur until after notice of Optional Redemption must be given. The Optional Redemption Value represents the discounted present value of the projected payment at maturity determined on the Optional Redemption Determination Date prior to such Optional Redemption Date as described in this prospectus supplement. However, it is likely, under usually-prevailing market conditions, that the Optional Redemption Value will be less than the amount a holder could realize by selling such CPIS on such Optional Redemption Determination Date in the market (excluding commission costs), because the formula for determining the Optional Redemption Value does not account for any time premium and uses a conservative methodology including a redemption fee of 30 basis points per annum.

CAN THE ENDING INDEX BE DETERMINED EARLY?

Yes. Upon the occurrence of certain events affecting the outstanding amount of either of the Reference Treasuries, we have the right to cause the Ending Index to be fixed. Such Fixed Ending Index is determined using the same methodology as is used in determining the Optional Redemption Value (including the 30 basis point per annum redemption fee). Following such an event, the Ending Index will remain fixed and will be used in calculating the payment at maturity or upon redemption.

WILL I RECEIVE INTEREST?

No. The CPIS do not pay any interest.

WHERE WILL THE CPIS BE LISTED?

We have applied to list the CPIS on the American Stock Exchange (the "AMEX") under the symbol "JPLA". Trading of the CPIS on the American Stock Exchange is expected to commence within a 30-day period after the date of this prospectus supplement. Prior to this offering, there has been no market for the CPIS. You should be aware that listing the CPIS on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the CPIS.

WHAT ABOUT TAXES?

The U.S. federal income tax consequences of an investment in the CPIS are complex and uncertain. Pursuant to the terms of the CPIS, we will agree with you to treat the CPIS as a contract claim that is not an option, unless otherwise required by the IRS. We also intend to take the position that you will not be required to accrue income for U.S. federal income tax purposes with respect to the CPIS before receiving payments with respect thereto, except possibly on an early determination of the Ending Index or when the Ending Index can be determined in the month preceding the maturity. Assuming these positions concerning the CPIS are respected, it is not clear whether your income, gain or loss upon the payment of the CPIS at maturity or upon redemption will be ordinary or capital in character. Also, although the law is unclear and the IRS might challenge the position, you will likely have capital gain or loss upon the sale or other disposition of the CPIS to a third party.

Pension plans (including individual retirement accounts) should consult their tax advisers concerning the application of the "unrelated business taxable income" rules to income from the CPIS.

We expect that non-U.S. holders of the CPIS will be subject to withholding at a rate of 30% with respect to amounts paid to such holders at maturity or upon redemption. Non-U.S. holders can, however, apply to the IRS for a refund of any amounts so withheld on the theory that no withholding tax was due. No assurance can be given that any such refund claim will be successful.

For further information, see "United States Federal Income Taxation" in this prospectus supplement.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

Yes. An investment in the CPIS is subject to certain risks, including full principal risk and other risks not associated with an investment in conventional debt securities or even other inflation-linked securities. You may lose some or all of your initial investment. Please refer to the section "Risk Factors" in this prospectus supplement.

IN WHAT FORM WILL THE CPIS BE ISSUED?

The CPIS will be represented by one or more global securities that will be deposited with and registered in the name of the Depository Trust Company or its nominee. This means you will not receive a certificate for your security.

                                  RISK FACTORS

Your investment in the CPIS will involve certain risks. The CPIS are not principal-protected. In addition, your investment in the CPIS entails other risks not associated with an investment in conventional debt securities or even other inflation-linked securities. You should consider carefully the following discussion of risks before you decide that an investment in the CPIS is suitable for you.

IF THE REFERENCE CPI LEVEL DECREASES OR DOES NOT INCREASE BY AT LEAST [15.0%] OVER THE LIFE OF THE CPIS, YOU COULD LOSE ALL OR SOME OF YOUR INVESTMENT.

The CPIS are full principal-at-risk securities. The amount payable at maturity per [$1,500] principal amount of the CPIS will be determined, pursuant to the terms described in this prospectus supplement, by adding [$1,948.42] to an amount equal to the product of a multiplier times the difference between the Ending Index (the Reference CPI level at maturity) and the Forward Index, which amount can be positive or negative. At maturity, if the Reference CPI level has decreased or has not increased by at least [15.0%], the amount payable at maturity will be less than the principal amount of the CPIS. In the event of low inflation, no inflation or sustained deflation (negative inflation or falling price levels), the CPIS may have no value at maturity.

IF YOU EXERCISE YOUR REDEMPTION RIGHT, THE OPTIONAL REDEMPTION VALUE MAY BE LOWER THAN THE AMOUNT YOU COULD REALIZE BY SELLING YOUR CPIS IN THE SECONDARY MARKET.

The CPIS may be redeemed prior to maturity annually beginning in 2003, at the option of the holders, on each January 15. In the case of a redemption, it is likely, under usually-prevailing market conditions, that the amount payable upon a redemption will be less than the amount a holder could realize by selling such CPIS on such Optional Redemption Determination Date (excluding commission costs) in the secondary market, because the formula for determining the Optional Redemption Value does not account for any time premium and uses a conservative methodology (including a redemption fee of 30 basis points per annum).

EVEN THOUGH WE EXPECT THE CPIS TO BE LISTED ON THE AMERICAN STOCK EXCHANGE, WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP.

We have applied to list the CPIS on the AMEX under symbol "JPI.A", subject to official notice of issuance. Trading of the CPIS on the AMEX is expected to commence within a 30-day period after the date of this prospectus supplement. Prior to this offering there has been no market for the CPIS. Listing the CPIS on the AMEX does not necessarily ensure that a liquid trading market will develop for the CPIS.

If the trading market for the CPIS is limited, there may be a limited number of buyers when you decide to sell your CPIS if you do not wish to hold your investment until maturity. This may affect the price you receive upon such sale.

UPON THE OCCURRENCE OF CERTAIN EVENTS, WE MAY PERMANENTLY FIX THE ENDING INDEX PRIOR TO MATURITY, AND THEREFORE ADVERSELY AFFECT THE TRADING VALUE OF THE CPIS.

If either of the Reference Treasuries is subject to a buyback or is called by the Treasury Department, or if the outstanding amount of either such Reference Treasury is

- reduced by 10% or more from the greatest outstanding amount since issuance of the CPIS (a "First Reference Treasury Event"), or

- subsequently reduced by 10% from the amount outstanding at the time of the First Reference Treasury Event or any subsequent reduction (a "Subsequent Reference Treasury Event"),

then we have the right, but not the obligation, on such date or within 30 days of such date, to permanently fix the Ending Index (the "Fixed Ending Index"). Currently, there are approximately $11 billion in Reference TIPS and $23 billion in Reference Government Notes issued and outstanding. The value of the Fixed Ending Index will be determined using then current market inputs and the methodology used in determining the Optional Redemption Value in the event of a redemption. However, the CPIS will not be automatically redeemed and will remain outstanding until maturity or redemption on an Optional

Redemption Date. Such early fixation of the Ending Index may adversely affect the trading value of the CPIS and the amount payable at maturity or on redemption relative to what it may have been if such early fixation had not occurred.

VARIOUS FACTORS COULD AFFECT THE MARKET VALUE OF THE CPIS.

The value of the CPIS in the secondary market will be affected by the supply of and demand for the CPIS and other key factors including, but not limited to: the level of the CPI, the market's forecast for future inflation ("expected inflation"), volatility of the CPI, the remaining time to maturity and interest rates. Assuming all other conditions remain constant, a change in a specific factor, as discussed below, could impact the market value of the CPIS:

- CPI Level: We expect the market value of the CPIS to depend on the level of the CPI. As discussed under "Description of CPIS", decreases in the CPI and consequently the Reference CPI could cause adverse changes in the value of the CPIS. As a result, every 1% increase in the Reference CPI over the life of the CPIS results in a $100 payment at maturity of the CPIS.

- Expected Inflation: We expect the market value of the CPIS will also depend on the expected inflation for the remaining term of the CPIS. Here, we use the term expected inflation to mean the rate of inflation that the market expects through maturity, which can be approximated by the difference between the yields on non-inflation indexed securities issued by the Treasury Department ("U.S. Government Treasury Notes") and inflation-indexed securities issued by the Treasury Department ("TIPS") with maturities similar to that of the CPIS. Reductions in the market's forecast for expected inflation should cause an adverse change in the value of the CPIS because they would lower the expected payout at maturity. For example, at some point prior to maturity, although the Reference CPI level may have increased at an average rate greater than [1.59%] per year (the average annual rate of increase required over the life of the CPIS for the payment at maturity to equal the principal amount) from issuance, expected inflation for the remaining term may have fallen such that the CPIS could trade at a price lower than the principal amount.

- Volatility of the CPI: Volatility is the term used to describe the size and frequency of fluctuations in a particular index or market. If the volatility of the CPI increases or decreases, the trading value of the CPIS may be adversely affected.

- Remaining Time to Maturity: The CPIS may trade at a value above that which would be expected based on the Reference CPI level, expected inflation and interest rates. Any such difference may reflect a time premium resulting from expectations concerning the value of the CPI during the period to the maturity. However, as the time remaining to maturity decreases, the time premium may decrease, adversely affecting the trading value of the CPIS.

- Interest Rates: The trading value of the CPIS may be affected by changes in interest rates. In general, if interest rates increase (and inflation and expected inflation stay the same), the trading value of the CPIS may be adversely affected.

In addition, cumulative redemptions which reduce the number of outstanding CPIS to very low levels and reduce liquidity could result in the eventual delisting of the CPIS from the AMEX.

TRADING IN U.S. INFLATION-LINKED NOTES, U.S. GOVERNMENT TREASURY NOTES AND OTHER INSTRUMENTS BY OUR AFFILIATES COULD ADVERSELY AFFECT THE TRADING VALUE OF THE CPIS.

We and some of our affiliates may be actively involved in the trading of TIPS (including the Reference TIPS), U.S. Government Treasury Notes (including the Reference Government Notes) and other instruments and derivative products based thereon. We and some of our affiliates are active participants in inflation-linked swaps and related derivatives markets. J.P. Morgan Securities Inc., Chase Securities Inc. and other affiliates of ours may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the CPI or another inflation index.

Trading in the above-referenced securities, contracts and instruments by us and some of our affiliates (including J.P. Morgan Securities and Chase Securities) and unaffiliated third parties could adversely affect the trading value of the CPIS by, among other effects, influencing the level of expected inflation or the market demand for CPI-linked securities. Also, additional issuances of securities linked or referenced to the CPI or similar inflation indices could adversely affect the value of the CPIS.

WE OR OUR AFFILIATES MAY HAVE INTERESTS ADVERSE TO THOSE OF THE HOLDERS OF THE CPIS.

As noted above, certain of our affiliates expect to engage in trading activities related to inflation-linked securities and other instruments or derivative products based on or related to the CPI, for their accounts and for other accounts under their management. Certain of our affiliates, as well as unaffiliated third parties, may also engage in other activities related to the CPI, as discussed above. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities, their interests with respect to such products may be adverse to those of the holders of the CPIS. Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of CPIS, which may adversely affect the trading value or resale value of the CPIS.

Morgan Guaranty will serve as Calculation Agent with respect to the CPIS and as such will be responsible for calculating the Reference CPI and payments on maturity and upon redemption. Morgan Guaranty will also be responsible for determining whether a Market Disruption Event has occurred. In performing these duties, Morgan Guaranty may have interests adverse to the interests of the holders of the CPIS, such as instances when Morgan Guaranty as the Calculation Agent is required to exercise discretion.

We have entered into an arrangement with one of our subsidiaries to hedge the market risk associated with our obligation to make payment on the CPIS. Such subsidiary expects to make a profit in connection with such arrangement. We did not seek competitive bids for such an arrangement from unaffiliated parties.

IF WE USE CERTAIN INDEX CONTINGENCY REMEDIES IN CALCULATING THE REFERENCE CPI, IT MAY ADVERSELY AFFECT THE AMOUNTS THAT WOULD OTHERWISE BE PAYABLE AT MATURITY OR UPON REDEMPTION.

We will use the same index contingencies the Treasury Department uses for the Reference TIPS (as described in 31 CFR 356 "Department of the Treasury Circular, Public Debt Series No. 1-93" (the "U.S. Public Debt Circular")). These index contingencies include how the Reference CPI will be affected by (1) revisions in previously reported CPI levels, (2) rebasing of the CPI by the Bureau of Labor Statistics to a new reference period, (3) material adverse changes, in the judgment of the Treasury Secretary, to the CPI by legislation or Executive Order or (4) delays in reporting the CPI. We will use the index contingency remedies as pronounced by the Treasury Department even if such remedies produce lower Reference CPI levels than might otherwise have occurred and adversely affect holders of the CPIS. Determinations of the Treasury Secretary in this regard will be final.

At present, according to the Treasury Department, only certain fundamental changes are considered "index contingencies". For example, a change in the CPI would be considered fundamental and become an index contingency if it affected the character of the CPI. However, technical changes made by the Bureau of Labor Statistics to the CPI to improve its accuracy as a measure of the cost of living would not be considered fundamental. Technical changes include, but are not limited to: (1) the specific items (e.g., apples or major appliances) priced for the CPI; (2) the way individual price quotations are aggregated to construct component price indices for these items, (3) the method for combining these component price indices to obtain the comprehensive, all-items CPI and (4) the procedures for incorporating new goods into the CPI and making adjustments for quality changes in existing goods. Determinations by the Treasury Secretary as to what constitutes a fundamental change and therefore what constitutes an index contingency will be final.

For example, in September 2000, the Bureau of Labor Statistics reissued and revised the previously published monthly CPI levels for the year 2000. The reported index number for each month from January, 2000, through August, 2000, was increased by 0.0 to 0.2 index points. Such revisions altered the previously reported percentage change in the CPI from December, 1999, to August, 2000, from 2.6% to 2.7%. The Bureau of Labor Statistics said the revisions reflected an error in adjusting for quality improvement when a housing unit changed its air conditioning system. The error actually extended back to January, 1999, but Bureau of Labor Statistics officials concluded that the impact on the 1999 data would be too small to merit revising the whole series back that far (the change would have affected each month's reported value by 0.1 at most). According to the U.S. Public Debt Circular, a CPI revision would not change the

Reference CPI that has been already reported by the Treasury and thus the Treasury will continue to use the previously reported (lower) CPI levels. If such a CPI revision were to occur in the future and affected a Reference CPI level used to determine a payment for the CPIS, we would use the Reference CPI level used by the Treasury even if it produced a lower valuation for the holder of the CPIS.

CHANGES AND IMPROVEMENTS IN CPI METHODOLOGY COULD REDUCE THE LEVEL OF INCREASE IN THE CPI AND COULD LOWER THE VALUE OF THE CPIS.

The Bureau of Labor Statistics has made numerous changes and improvements to the CPI over the last 25 years and is likely to continue to do so. Examples of methodological improvements include the technical changes described in the previous paragraph, the use of regression models to adjust for the quality improvements in various goods (TVs, PCs, etc.), the introduction of geometric averages to account for consumer substitution within CPI categories and changing the housing/shelter formula to improve rental equivalence estimation. These and future changes could reduce the level of increase in the CPI and could lower the value of the CPIS. Determinations of the Treasury Secretary with regard to all Reference CPI levels, contingencies and remedies, including possible changes due to rebasing, will be final.

SINCE THE REFERENCE CPI IS LAGGED THREE MONTHS, THE PAYMENT AT MATURITY COULD BE LESS THAN IF WE USED THE MOST RECENTLY PUBLISHED CPI LEVEL.

The Reference CPI level used to determine the payment at maturity on the CPIS is the same Reference CPI level used in the Reference TIPS. The Reference TIPS and the CPIS use a Reference CPI for the first day of each calendar month that is the CPI for the third preceding calendar month. For example, the CPI that we use for April 1 in any year is the CPI for January in such year, which is typically reported in February of such year. The Reference CPI for any date other than the first day of the month is determined by a linear interpolation between the CPI for the first day of the month and the CPI on the first day of the next month. The Reference CPI for January 15 in any year is the linear interpolation between the CPI for the first day of the preceding October and the CPI for the first day of the preceding November. Because the Reference CPI at maturity is not the most recently published CPI level, the payment at maturity could be less than if the most recently published CPI level at maturity was used.

GOVERNMENT AGENCIES COULD CHANGE THE CALCULATION OF THE CPI OR DECIDE INDEX CONTINGENCIES WHICH ADVERSELY AFFECT THE HOLDERS OF THE CPIS.

We have no control over consumer prices, the Reference CPI or the agencies involved in its calculation. These agencies could make changes to the calculation of the CPI or decisions relating to Index Contingencies which could adversely affect the holders of the CPIS. Also, the Treasury Department could call its debt and reduce the amount of Reference TIPS outstanding. Currently there are approximately $11 billion in Reference TIPS and $23 billion in Reference Government Notes outstanding. A reduction of either such outstanding Reference Treasury by 10% or more from their greatest outstanding amount as measured from the issuance of the CPIS could cause us to fix the Ending Index early. For more information concerning early determination of the Ending Index and its effect on the CPIS, see "Description of CPIS--Early Determination of the Ending Index".

CONSUMER PRICES CAN BE VOLATILE AND YOU SHOULD NOT RELY ON HISTORICAL CHANGES IN THE CPI AS AN INDICATION OF FUTURE PERFORMANCE.

Consumer prices can be volatile. Historical changes in the CPI should not be taken as an indication of future performance during the term of the CPIS. The following tables set forth the monthly level of the CPI for the past 5 years and the December year-end level since 1947 as published by the Bureau of Labor Statistics. Potential investors in the CPIS should note that inflation has not risen every year. Specifically, in 1949 the CPI fell 2.1% and in 1954 the CPI fell 0.7%.

MONTHLY CPI LEVELS FROM 1995 AS REPORTED BY BUREAU OF LABOR STATISTICS

                       ---------------------------------------------------------------------------------------------
                        JAN     FEB     MAR     APR     MAY     JUN     JUL     AUG     SEP     OCT     NOV     DEC
                       -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
1995                   150.3   150.9   151.4   151.9   152.2   152.5   152.5   152.9   153.2   153.7   153.6   153.5
1996                   154.4   154.9   155.7   156.3   156.6   156.7   157.0   157.3   157.8   158.3   158.6   158.6
1997                   159.1   159.6   160.0   160.2   160.1   160.3   160.5   160.8   161.2   161.6   161.5   161.3
1998                   161.6   161.9   162.2   162.5   162.8   163.0   163.2   163.4   163.6   164.0   164.0   163.9
1999                   164.3   164.5   165.0   166.2   166.2   166.2   166.7   167.1   167.9   168.2   168.3   168.3
2000                   168.8   169.8   171.2   171.3   171.5   172.4   172.8   172.8   173.7   174.0   174.1   174.0
2001                   175.1

The above table shows the CPI for each month over the past five years as reported by the Bureau of Labor Statistics. The Reference CPI is lagged three months, so that, for example the Reference CPI for April 1 of any year would be the January levels shown in the table for such year.

YEAR-END DECEMBER CPI LEVELS REPORTED BY BUREAU OF LABOR STATISTICS. ANNUAL CHANGE AND 9-YEAR CHANGE.

                       -------------------------
                                ANNUAL    9-YEAR
YEAR                    CPI     CHANGE    CHANGE
----                   -----    ------    ------
1947                    23.4     --         --
1948                    24.1      3.0%      --
1949                    23.6     -2.1%      --
1950                    25.0      5.9%      --
1951                    26.5      6.0%      --
1952                    26.7      0.8%      --
1953                    26.9      0.7%      --
1954                    26.7     -0.7%      --
1955                    26.8      0.4%      --
1956                    27.6      3.0%     17.9%
1957                    28.4      2.9%     17.8%
1958                    28.9      1.8%     22.5%
1959                    29.4      1.7%     17.6%
1960                    29.8      1.4%     12.5%
1961                    30.0      0.7%     12.4%
1962                    30.4      1.3%     13.0%
1963                    30.9      1.6%     15.7%
1964                    31.2      1.0%     16.4%
1965                    31.8      1.9%     15.2%
1966                    32.9      3.5%     15.8%
1967                    33.9      3.0%     17.3%
1968                    35.5      4.7%     20.7%
1969                    37.7      6.2%     26.5%
1970                    39.8      5.6%     32.7%
1971                    41.1      3.3%     35.2%
1972                    42.5      3.4%     37.5%
1973                    46.2      8.7%     48.1%

                       -------------------------
                                ANNUAL    9-YEAR
YEAR                    CPI     CHANGE    CHANGE
----                   -----    ------    ------
1974                    51.9     12.3%     63.2%
1975                    55.5      6.9%     68.7%
1976                    58.2      4.9%     71.7%
1977                    62.1      6.7%     74.9%
1978                    67.7      9.0%     79.6%
1979                    76.7     13.3%     92.7%
1980                    86.3     12.5%    110.0%
1981                    94.0      8.9%    121.2%
1982                    97.6      3.8%    111.3%
1983                   101.3      3.8%     95.2%
1984                   105.3      3.9%     89.7%
1985                   109.3      3.8%     87.8%
1986                   110.5      1.1%     77.9%
1987                   115.4      4.4%     70.5%
1988                   120.5      4.4%     57.1%
1989                   126.1      4.6%     46.1%
1990                   133.8      6.1%     42.3%
1991                   137.9      3.1%     41.3%
1992                   141.9      2.9%     40.1%
1993                   145.8      2.7%     38.5%
1994                   149.7      2.7%     37.0%
1995                   153.5      2.5%     38.9%
1996                   158.6      3.3%     37.4%
1997                   161.3      1.7%     33.9%
1998                   163.9      1.6%     30.0%
1999                   168.3      2.7%     25.8%
2000                   174.0      3.4%     26.2%

-------------------
Sources: Bureau of Labor Statistics and Morgan Guaranty. Both tables show the
         CPI for 1982-84 base period.

With respect to the foregoing CPI levels reported by Bureau of Labor Statistics, past performance is not necessarily indicative of future performance and levels.

IF A MARKET DISRUPTION EVENT OCCURS, IT MAY DELAY THE DETERMINATION OR PAYMENT OF AMOUNTS DUE UNDER THE CPIS.

Market Disruption Events may delay the determination of the amount of payment at maturity or upon redemption. If a Market Disruption Event occurs on an Optional Redemption Determination Date or at maturity, the payment of the Optional Redemption Value or the payment at maturity may be postponed. Such delay could be of indefinite duration, during which time a holder of the CPIS will not receive the Optional Redemption Value or payment at maturity, as applicable, or any additional interest or compensation for such delay.

In certain circumstances involving continuing Market Disruption Events, the Calculation Agent may use its discretion to determine the Reference CPI. The Reference CPI determined by the Calculation Agent under such circumstances may be lower than the actual Reference CPI eventually reported (or determined by the Treasury Department). This would result in investors receiving less than they would otherwise have been entitled to receive. Such determinations by the Calculation Agent will be final absent manifest error. See "Description of CPIS--Market Disruption Events".

YOU SHOULD NOT RELY ON HISTORICAL CORRELATIONS OF THE CPI WITH RETURNS ON OTHER SECURITIES WHEN MAKING YOUR INVESTMENT DECISIONS.

Although historically the CPI has shown some negative correlation with returns on other securities, such as stocks and bonds, there can be no assurance that such correlations will prevail in the future. For example, in periods of rising inflation, returns on other securities have historically tended to decrease. As a result, investors who invest in the CPIS in reliance on these correlations should individually assess the likelihood of such correlations continuing. The following table shows the correlation of quarterly percentage changes for two 10-year periods for the CPI versus the respective stock and bond index in the table. The numbers presented are a statistic measuring the degree that the CPI and the respective stock and bond index have moved in the same direction. A correlation of 1 would indicate that the CPI and the respective index have moved in the same direction, while a correlation of minus 1 would indicate that the CPI and the respective index have moved in opposite directions.

CORRELATION OF QUARTERLY PERCENTAGE CHANGES FOR TWO 10-YEAR PERIODS, FOR CPI
VERSUS:

                                                              --------------------
                                                              1981-90    1991-2000
                                                              -------    ---------
U.S. large capitalization equities total return.............   -0.28       -0.16
U.S. Government bond index total return.....................   -0.45       -0.11

-------------------
Source: Morgan Guaranty

CHANGES IN LAWS OR REGULATIONS OR INTERPRETATIONS THEREOF COULD ADVERSELY AFFECT THE HOLDERS OF THE CPIS.

The value of the CPIS is highly dependent upon the level of the CPI over time. The CPI has been subject to public debate and congressional hearings in the past and may continue to be so subject in the future. Also, new laws and regulations could be passed which might adversely affect the CPI and thus adversely affect the holders of the CPIS.

Additionally, upon the occurrence of certain events affecting the amount of Reference Treasuries outstanding, we have the right to cause the Ending Index to be fixed. Following such an event, the Ending Index will remain fixed and will be used in calculating any payment upon redemption or at maturity.

WE CANNOT ASSURE YOU THAT THE CPIS WILL ADEQUATELY HEDGE AGAINST RISKS ASSOCIATED WITH INFLATION.

Prospective purchasers of the CPIS who intend to hedge against the risk associated with inflation should recognize the complexities of utilizing the CPIS in this manner. Although the CPIS are designed to produce a pre-tax real rate of return which rises and falls in conjunction with movements in the Reference CPI level, the formulas under which payment upon redemption or at maturity are calculated are not guaranteed to produce distributions to holders having readily definable relationships with other CPI-indexed instruments and products. There can be no assurance that the CPI level will rise at all during the life of the instrument. Also, investing in the CPIS should not be considered a complete investment program.

WE CANNOT BE CERTAIN OF THE TAX CONSEQUENCES ASSOCIATED WITH THE CPIS.

The U.S. federal income tax consequences of an investment in the CPIS are complex and uncertain. Prospective purchasers may be required to accrue income in each year over the life of the CPIS or pay tax based on the market value of the CPIS each year, even though no cash will be paid on the CPIS until their maturity or redemption. We expect that holders of the CPIS that are not U.S. persons will be subject to withholding at a rate of 30% with respect to amounts paid to them at maturity or upon redemption.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy these documents at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information about the Public Reference Room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http://www.sec.gov. You can find information we have filed with the Commission by reference to file number 1-5805. In addition, you may inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

This prospectus supplement and the attached prospectus are part of a registration statement we filed with the Commission. This prospectus supplement and the attached prospectus omit some information contained in the registration statement in accordance with Commission rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement and the attached prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the Commission are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The Commission allows us to incorporate by reference much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement and the attached prospectus is considered to be part of this prospectus supplement and the attached prospectus. Because we are incorporating by reference future filings with the Commission, this prospectus supplement and the attached prospectus are continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement and the attached prospectus. This means that you must look at all of the Commission filings that we incorporate by reference to determine if any of the statements in this prospectus supplement and the attached prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement and the attached prospectus incorporate by reference the documents listed below and any future filings we make with the Commission under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

- our Annual Report on Form 10-K for the year ended December 31, 1999, as amended by our Form 10K/A filed on June 28, 2000;

- our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

- our Reports on Form 8-K dated January 21, 2000, February 9, 2000, March 22, 2000, March 31, 2000, April 11, 2000, April 19, 2000, May 22, 2000, June 12,
   2000, June 20, 2000, July 20, 2000, August 3, 2000, September 18, 2000,
   October 19, 2000, November 1, 2000, November 28, 2000, November 29, 2000, December 1, 2000, December 14, 2000, December 26, 2000, January 4, 2001, January 24, 2001 and January 31, 2001.

You may request, at no cost to you, a copy of these documents (other than exhibits to such documents) by writing or telephoning us at: Office of the Secretary, J.P. Morgan Chase & Co., 270 Park Ave., New York, New York 10017-2070 (Telephone: (212) 270-4040).

More information about the Treasury Department's inflation-linked securities and the Bureau of Labor Statistics determination and methodology for determining the CPI may be found at www.publicdebt.treas.gov and www.bls.gov, respectively. All information contained herein relating to the Reference CPI, the CPI and the Bureau of Labor Statistics determination and methodology for determining the CPI was derived from these sources.

                                USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the CPIS offered by this prospectus supplement for general corporate purposes and in connection with hedging our obligations under the CPIS. General corporate purposes may include additions to working capital, repayment of debt, investments in or extensions of credit to our subsidiaries, or redemptions or repurchases of our stock. We may temporarily invest the net proceeds or use them to repay short-term debt until they are used for their stated purpose.

At the time of the pricing of the CPIS we hedged our anticipated exposure under the CPIS and, subject to market conditions, we expect that we will continue to hedge our exposure under the CPIS from time to time following the offering of the CPIS by taking long and short positions directly or through some of our affiliates in Reference Treasuries, U.S. Government Treasury Notes or in listed or over-the-counter futures or options contracts or other derivative or synthetic instruments related to the CPI. There can be no assurance that our initial hedging did not, and that our continued hedging will not, affect the price for CPIS, the Reference Treasuries, U.S. Government Treasury Notes or the economic terms of the CPIS. In addition, we and some of our affiliates may from time to time purchase or otherwise acquire a long or short position in the CPIS and may, in our sole discretion, hold or resell the CPIS. We and some or our affiliates may also take positions in U.S. Government Treasury Notes and in other types of appropriate financial instruments that may become available in the future. To the extent we have a long hedge position in the Reference Treasuries or other derivative contracts or synthetic instruments related to the CPI, we may liquidate a portion or all of our holdings, as applicable, at or about the time of any Optional Redemption Date or upon maturity of the CPIS. Depending on, among other things, future market conditions, the aggregate amount and the composition of those positions are likely to vary over time. Profits or losses from any such position cannot be ascertained until that position is closed out and any offsetting position or positions are taken into account. However, none of the contracts or securities acquired in connection with any hedging activity will be held for the benefit of holders of the CPIS.

                            J.P. MORGAN CHASE & CO.

J.P. Morgan Chase & Co. ("J.P. Morgan Chase", which may be referred to as "we" or "us") is a financial holding company incorporated under Delaware law in 1968. As of December 31, 2000, after giving effect to the merger referred to below, we were the second largest banking institution in the United States, with approximately $715 billion in assets and approximately $42 billion in stockholders' equity.

On December 31, 2000, J.P. Morgan & Co. Incorporated ("Heritage J.P. Morgan") merged with and into The Chase Manhattan Corporation ("Chase"). Upon completion of the merger, Chase changed its name to "J.P. Morgan Chase & Co." The merger was accounted for as a pooling of interests.

We are a global financial services firm with operations in over 60 countries. Our principal bank subsidiaries are:

        - The Chase Manhattan Bank ("Chase Bank") and Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), each of which is a New York banking corporation headquartered in New York City; and

        - Chase Manhattan Bank USA, National Association, headquartered in Delaware.

Our principal non-bank subsidiaries are our investment bank subsidiaries, Chase Securities Inc. ("Chase Securities") and J.P. Morgan Securities Inc. ("J.P. Morgan Securities"). We expect Chase Bank to merge with Morgan Guaranty in July 2001 and Chase Securities to merge with J.P. Morgan Securities in April 2001.

Our activities will be internally organized, for management reporting purposes, into five major businesses:

        -  Investment Banking;

        -  Investment Management and Private Banking;

        -  Treasury & Securities Services;

        -  J.P. Morgan Partners; and

        -  Retail and Middle Market Banking.

Below is a brief description of those businesses.

INVESTMENT BANKING

Investment Banking includes our securities underwriting and financial advisory, trading, mergers and acquisitions advisory, and corporate lending and syndication businesses.

INVESTMENT MANAGEMENT AND PRIVATE BANKING

Investment Management and Private Banking includes our asset management business, including our mutual funds; our institutional money management and cash management businesses; and our private bank, which provides wealth management solutions for a global client base of high net worth individuals and families.

TREASURY & SECURITIES SERVICES

Treasury & Securities Services is a recognized leader in information and transaction processing services, moving trillions of dollars daily in securities and cash for its wholesale clients. Treasury & Securities Services includes our custody, cash management, trust and other fiduciary services businesses.

J.P. MORGAN PARTNERS

J.P. Morgan Partners is one of the world's largest and most diversified private equity investment firms, with total funds under management in excess of $20 billion.

RETAIL AND MIDDLE MARKET BANKING

Retail and Middle Market Banking serves over 30 million consumers, small business and middle-market customers nationwide. Retail and Middle Market Banking offers a wide variety of financial products and services, including consumer banking, credit cards, mortgage services and consumer finance services, through a diverse array of distribution channels, including the internet and branch and ATM networks.

                              DESCRIPTION OF CPIS

The following description of the particular terms of the CPIS supplements the description of the general terms of the senior debt securities set forth under the headings "Description of Debt Securities--General" and "--Senior Debt Securities" in the attached prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings assigned in the attached prospectus or the senior indenture referred to below.

SUMMARY

The CPIS are a series of senior debt securities referred to in the attached prospectus (which senior debt securities we refer to in the prospectus supplement as the CPIS). The CPIS will be issued under a senior indenture dated December 1, 1989 between us and Bankers Trust Company, as trustee, and will be
initially limited to $          aggregate principal amount.

The CPIS pay no interest and do not guarantee any return of principal at maturity. Instead, at maturity, we will pay to a holder of CPIS an amount based on the cumulative increase, if any, in the CPI on a three-month lagged basis over the term of the CPIS calculated in accordance with the formula set out below. As a result, if inflation is negative or zero over the life of the CPIS, the payment at maturity will be zero. The amount payable at maturity per [$1,500] principal amount of the CPIS is the sum of [$1,948.42] plus an amount equal to the product of the Multiplier times the Index Amount (which is equal to the Ending Index minus the Forward Index), which amount may be positive or negative. Such payment at maturity may be more or less than the principal amount but may not be less than zero. The CPIS mature on January 15, 2010, unless such date is extended due to a Market Disruption Event as described below under "--Market Disruption Events".

The CPIS may be redeemed annually at the option of the holder on each January 15, beginning January 15, 2003. The amount payable on redemption will be determined by estimating what the Ending Index would have been at maturity using then current market inputs and the methodology described herein (the "Early Ending Index"). We will use that Early Ending Index to estimate what the payment at maturity would have been had the CPIS been held to maturity and then determine the present value of that amount. Such Optional Redemption Value may be more or less than the principal amount of the CPIS but may not be less than zero. See "--The Consumer Price Index" for more information on the CPI and "--Optional Redemption" for more details on the calculation of the Optional Redemption Value.

Upon the occurrence of any Reference Treasury Event as defined herein, the Ending Index may be permanently fixed (the "Fixed Ending Index") thereby fixing the amount repayable at maturity or upon redemption. Upon a Reference Treasury Event, Morgan Guaranty has the right but not the obligation to determine the Fixed Ending Index in the same manner as the Early Ending Index. Once fixed, the Fixed Ending Index shall be used to determine any payment at maturity or upon redemption. See "--Early Determination of the Ending Index".

As described herein, the Reference CPI is the CPI level used to adjust the inflation-indexed principal amount in the Reference TIPS. Such Reference CPI is a three-month lagged version of the CPI, subject to adjustment as described herein. Although the CPIS use the same Reference CPI as the Reference TIPS, unlike the Reference TIPS, the CPIS are full principal-at-risk securities.

We will make all payments due upon maturity or redemption in immediately available funds. All sales of the CPIS, including secondary market sales, will settle in immediately available funds.

The CPIS may be issued in denominations of [$1,500] and integral multiples thereof. The CPIS will be represented by one or more permanent global CPIS registered in the name of DTC or its nominee, as described under "Description of Debt Securities--Permanent Global Debt Securities" in the attached prospectus.

GENERAL

The CPIS will be issued by J.P. Morgan Chase & Co. and will have an initial offering price and principal amount of [$1,500] per CPIS. No interest will be paid on the CPIS.

PAYMENT AT MATURITY

Unless previously redeemed at the option of the holder, the CPIS will mature on January 15, 2010, unless that date is extended due to a Market Disruption Event as described under "--Market Disruption Events". At maturity, the holders of the CPIS will be entitled to receive an amount in cash per each [$1,500] principal amount of CPIS equal to:

        - the sum of [$1,948.42] plus the product of the Multiplier times the Index Amount (which equals the Ending Index minus the Forward Index); or

        -  [$1,948.42] + ([57.30659] X (Ending Index - [208.50]));

provided that the above amount cannot be less than zero. (Note that it is possible for the Ending Index to be less than the Forward Index; if the Reference CPI decreases or does not increase by at least [15.0%] over the life of the CPIS, the CPIS may pay less than the principal amount or nothing at all.) The amount payable at maturity pursuant to this formula is equivalent to the cumulative percentage increase in the Reference CPI over the life of the CPIS multiplied by $10,000.

The Ending Index is the Reference CPI level at maturity and the same Reference CPI used to calculate the inflation indexed principal in the Reference TIPS. Thus, the Reference CPI for the first day of any calendar month is the CPI for the third preceding calendar month, as reported by the Bureau of Labor Statistics in the second preceding calendar month. The Reference CPI for any day in a month other than the first day of such month is the linear interpolation between the Reference CPI for the first day of the month and the first day of the immediately following month. For example, the Reference CPI for January 15 in any year is the linear interpolation between the CPI for the first day of the preceding October and the CPI for the first day of the preceding November. Thus, the Ending Index should be determinable prior to maturity. The determination of the Reference CPI is subject to various Index Contingencies. See "--The Consumer Price Index--Index Contingencies" for further details.

The Forward Index is [208.50] and was set on the day of pricing. It is approximately [34.0] points higher than the level of the Reference CPI at pricing. The CPI must rise an average of approximately [1.59%] per year until maturity to reach the Forward Index.

If at maturity, a Market Disruption Event shall have occurred and be continuing, the maturity date shall be the next day on which there no longer exists a Market Disruption Event as determined by the Calculation Agent in its sole discretion. See "--Market Disruption Events".

  HYPOTHETICAL ENDING INDEX LEVELS

Over the past 50 years, the 9-year CPI change has varied from approximately 12% to 121%. There can be no assurance however that the actual CPI change and consequently the Reference CPI change over the life of the CPIS will be in this range or that the Reference CPI will rise at all.

The graph and table below illustrate, for a range of hypothetical Ending Index levels at maturity of the CPIS (assuming a term of 8 years and 10 months, a principal amount of [$1,500], a Reference CPI at issuance of [174.50], a Multiplier of [57.30659] and a Forward Index of [208.50]), the following:

        -  the change in the Reference CPI level over the life of the CPIS,

        - the implied annual compound inflation rate over the life of the CPIS to achieve the Ending Index level,

        -  the hypothetical payment at maturity,

        -  the hypothetical pre-tax rate of return on the CPIS, and

        - the hypothetical pre-tax real rate of return on the CPIS (derived by discounting the hypothetical payment at maturity by the increase in the CPI to create a deflated or "real" payment at maturity to be used to calculate a real rate of return).

 [Graph Sharing Hypothetical Payment at Maturity for Corresponding Hypothetical
                      Ending Index and Percentage Change.]


               PERCENTAGE                       HYPOTHETICAL
HYPOTHETICAL   CHANGE IN    IMPLIED INFLATION    PAYMENT AT      PRETAX      PRETAX CPIS
ENDING INDEX     INDEX        RATE PER YEAR       MATURITY     CPIS IRR(A)   REAL IRR(B)
------------   ----------   -----------------   ------------   -----------   -----------
   139.6          -20%            -2.49%               --        -100.0%       -100.0%
   157.1          -10%            -1.19%               --        -100.0%       -100.0%
   174.5            0%             0.00%               --        -100.0%       -100.0%
   192.0           10%             1.08%          $ 1,000          -4.5%         -5.5%
   200.7           15%             1.59%          $ 1,500           0.0%          0.0%
   209.4           20%             2.09%          $ 2,000           3.3%          1.2%
   226.9           30%             3.01%          $ 3,000           8.2%          5.0%
   244.3           40%             3.88%          $ 4,000          11.7%          7.6%
   261.8           50%             4.70%          $ 5,000          14.6%          9.5%
   279.2           60%             5.46%          $ 6,000          17.0%         10.9%
   296.7           70%             6.19%          $ 7,000          19.1%         12.1%
   314.1           80%             6.88%          $ 8,000          20.9%         13.1%
   331.6           90%             7.54%          $ 9,000          22.5%         13.9%
   349.0          100%             8.16%          $10,000          24.0%         14.6%
   366.5          110%             8.76%          $11,000          25.3%         15.2%
   383.9          120%             9.34%          $12,000          26.5%         15.7%

-------------------

[FORMULA]

                                                 1
                                              -------
                    ( Payment at Maturity )     term
                   --------------------------
(a) Pre-tax IRR =  ( Initial Offering Price )          - 1


[FORMULA]

                                                                1
                                                             -------
                         (    ( Payment at Maturity )      )   term
                              -----------------------
(a) Pre-tax Real IRR =   (    ( 1 + Change in Index )      )          - 1
                         -----------------------------------
                         (   ( Initial Offering Price )    )

The above table is for illustrative purposes only. The actual payment at maturity and the resulting total, pre-tax nominal rate of return, and pre-tax real rate of return will depend entirely on the actual Reference CPI at maturity determined in accordance with the terms of the CPIS.

THE CONSUMER PRICE INDEX

The CPIS are indexed to the same Reference CPI used to calculate the inflation indexed principal in the 4.25% Treasury Inflation Protected Securities due January 15, 2010, issued by the United States Department of the Treasury (the "Reference TIPS"). The CPI for these purposes is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor. The Bureau of Labor Statistics makes available almost all CPI data and press releases immediately at the time of release. This material is accessible via the World Wide Web at www.bls.gov.

The CPI is a measure of the average change in consumer prices over time in a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors' and dentists' services, and drugs. User fees (such as water and sewer service) and sales and excise taxes paid by the consumer are also included. Income taxes and investment items such as stocks, bonds, and life insurance are not included. The CPI includes expenditures by urban wage earners and clerical workers, professional, managerial, and technical workers, the self-employed, short-term workers, the unemployed, retirees and others not in the labor force. In calculating the CPI, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms based on a reference period for which the level is set at 100 (currently the base reference period used by the Bureau of Labor Statistics is 1982-1984). For example, because the CPI for the 1982-84 reference period is 100, an increase of
16.5 percent from that period would be shown as 116.5.

The Bureau of Labor Statistics has made numerous technical and methodological improvements and changes to the CPI over the last 25 years, and it is likely to continue to do so. Technical changes include those described under "--Index Contingencies" below. Examples of recent methodological improvements include the use of regression models to adjust for the quality improvements in various goods (TVs, PCs, etc.), the introduction of geometric averages to account for consumer substitution within CPI categories, and changing the housing/shelter formula to improve rental equivalence estimation. These changes and any future changes could reduce the level of the CPI and hence lower the payments at maturity or upon redemption of the CPIS.

The Bureau of Labor Statistics occasionally rebases the CPI. The current standard reference base period is 1982-1984 = 100. The CPI was last rebased in January, 1988. Prior to the release of the CPI for January 1988, the standard reference base was 1967 = 100. If the Bureau of Labor Statistics rebases the CPI during the time the CPIS are outstanding, we will continue to calculate the Reference CPI using the existing base year in effect for the CPI at the time of issuance of the CPIS as long as the old CPI is still published. The conversion to a new reference base does not affect the measurement of the percent changes in a given index series from one time period to another, except for rounding differences. Thus, rebasing might affect the published "headline" number often quoted in the financial press; however, the Reference CPI calculation for the CPIS should not be adversely affected by any such rebasing because the old-based CPI can be calculated by using the percent changes of the new rebased CPI to calculate the levels of the old CPI (because the two series should have the same percent changes). See "--Index Contingencies" below.

  REFERENCE CPI

The Reference CPI for the first day of any calendar month is the CPI for the third preceding calendar month, as is usually reported by the Bureau of Labor Statistics in the second preceding calendar month. The Reference CPI for any day of the month other than the first day of such month is the linear interpolation between the Reference CPI for the first day of the month and the first day of the immediately following month. For example, the Reference CPI for January 15 in any year is the linear interpolation between the CPI for the first day of the preceding October and the CPI for the first day of the preceding November. Thus the Ending Index at maturity should be determinable prior to maturity.

The formula for the Reference CPI for a specific date using linear interpolation is:

                                                         t - 1
Reference CPI (Date)  =    Reference CPI (M)  +     (   ------    )   (Reference CPI (M + 1) - Reference CPI (M)).
                                                           D

Where:

-  Reference CPI(Date) = the determination date;

-  D - the number of days in the month in which the Reference CPI(Date) falls;

-  t = the calendar day corresponding to the Reference CPI(Date);

- Reference CPI(M) = Reference CPI for the first day of the calendar month in which the Reference CPI(Date) falls;

- Reference CPI(M + 1) = Reference CPI for the first day of the calendar month immediately following the Reference CPI(Date).

For example, the Reference CPI for April 15, 1996 is calculated as follows:

                                                                  15 - 1
Reference CPI            =    Reference CPI            +     (    -------    )   (Reference CPI (May 1, '96) - Reference CPI
(April 15, '96)               (April 1, '96)                        30           (April 1, '96)).

Where:

-  D = 30;

-  t = 15;

- Reference CPI(April 1, 1996) = 154.40, the non-seasonally adjusted CPI for January 1996;

- Reference CPI(May 1, 1996) = 154.90, the non-seasonally adjusted CPI for February 1996.

Putting these values in the equation above:

                                                            14
        Reference CPI              =    154.40  +     (   ------    )   (154.90 - 154.40), or
        (April 15, '96)                                     30

        Reference CPI(April 15, '96) = 154.633333.

For the CPIS, we will round such level to two decimal places or 154.63 in the above example. For purposes of interpolation, calculations with regard to the Reference CPI by the U.S. Treasury Department for a specific date are truncated to six decimal places and rounded to five decimal places.

The above figures are for illustrative purposes only.

 INDEX CONTINGENCIES

We will use the same Index Contingencies that the Treasury Department uses for the Reference TIPS (as described in the U.S. Public Debt Circular). These Index Contingencies include how the Reference CPI will be affected by (1) revisions in previously reported CPI levels, (2) rebasing of the CPI by the Bureau of Labor Statistics to a new reference period, (3) material adverse changes to the CPI by legislation or Executive Order, as determined by the Treasury Secretary, or (4) delays in reporting the CPI. We will use the Index Contingency remedies as pronounced by the Treasury Department even if such remedies produce lower Reference CPI levels than might otherwise have occurred, which in turn may adversely affect holders of the CPIS. Determinations of the Treasury Secretary in this regard will be final.

According to the Treasury Department, only certain fundamental changes in the CPI are considered "Index Contingencies". A change in the CPI would be considered fundamental and become an Index Contingency if it affected the character of the CPI. However, according to the Treasury Department, technical changes made by the Bureau of Labor Statistics to the CPI to improve its accuracy as a measure of the cost of living would not be considered fundamental and so would not be Index Contingencies.

Technical changes include, but are not limited to changes in: (1) the specific items (e.g., apples or major appliances) to be priced for the CPI, (2) the way individual price quotations are aggregated to construct component price indices for these items, (3) the method for combining these component price indices to obtain the comprehensive, all-items CPI, and (4) the procedures for incorporating new goods into the CPI and making adjustments for quality changes in existing goods. Determinations by the Treasury Secretary as to what constitutes a fundamental change will be final.

Fundamental changes or events which constitute Index Contingencies and how such contingencies will be treated will follow the Treasury Department's rules concerning Index Contingencies and its Reference TIPS. Currently, as listed in the U.S. Public Debt Circular, these include:

- If a previously reported CPI is revised by the Bureau of Labor Statistics, the Treasury will continue to use the previously reported CPI and not the revised CPI.

- If the CPI is rebased to a different year, the Treasury Department will continue to use the CPI based on the base reference period in effect when the security (in this case, the Reference TIPS) was first issued, as long as that CPI continues to be published by the Bureau of Labor Statistics.

- If the applicable CPI is (1) discontinued, (2) in the judgment of the Treasury Secretary, fundamentally altered in a manner materially adverse to the interests of an investor in the Reference TIPS or (3) in the judgment of the Treasury Secretary, altered by legislation or Executive Order in manner materially adverse to the interests of an investor in the Reference TIPS, the Treasury Department, after consulting with the Bureau of Labor Statistics or any successor agency, will substitute an appropriate alternative index. The Treasury Department will then notify the public of the substitute index and how it will be applied. Determinations of the Treasury Secretary in this regard will be final.

- If the CPI for a particular month is not reported by the last day of the following month, the Treasury Department will announce an index number based on the last twelve-month change in the CPI available. Any calculations of the Treasury Department's payment obligations on the Reference TIPS that rely on that month's CPI will be based on the index number that the Treasury Department has announced.

For example, if the CPI for a particular month M is not reported on a timely basis by the last day of the following month, the formula for calculating the index number used by the Treasury Department for Reference TIPS is:

CPI(M) = CPI(M - 1) X (CPI(M - 1)/CPI(M  - 13))(1/12).

Generalizing for the last reported CPI issued N months prior to month M:

CPI(M) = CPI(M - N) X (CPI(M - N)/CPI(M - N - 12))(N/12).

If it is necessary to use these formulas to calculate an index number, it will be used for all subsequent calculations that rely on that month's index number and will not be replaced by the actual CPI when it is reported (except that when it becomes necessary to use the above formulas to derive an index number, the last CPI that has been reported will be used to calculate CPI numbers for months which the CPI has not been timely reported).

Using the historical data in the following table, we can look at an example of how the Reference CPI would be calculated assuming the Bureau of Labor Statistics delayed reporting the CPI and the Treasury Department determined the applicable Reference CPI using the above formula:

  HISTORICAL CPI FOR EACH MONTH

         JAN     FEB     MAR     APR     MAY     JUN     JUL     AUG     SEP     OCT     NOV     DEC
        -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
1997    159.1   159.6   160.0   160.2   160.1   160.3   160.5   160.8   161.2   161.6   161.5   161.3
1998    161.6   161.9   162.2   162.5   162.8   163.0   163.2   163.4   163.6   164.0   164.0   163.9

Assume the December 1998 level as reported by the Bureau of Labor Statistics (usually reported one month later in January 1999) was delayed and not reported as of February 1, 1999. Because the Reference

CPI is lagged three months, the Reference CPI for March 1999 is the December 1998 level. If the Bureau of Labor Statistics delayed publishing such level, the Treasury Department would have determined the Reference CPI for March 1999 using the above general formula. Since the delay is just 1 month, the formula is:

CPI(Dec 1998) = (CPI(Nov 1998)) X (CPI(Nov 1998)/CPI(Nov 1997))(1/12).

Thus, if the Bureau of Labor Statistics had failed to publish the CPI for December 1998 in a timely manner, the Reference CPI for March 1999 would have been:

164.0 X (164.0/161.5)(1/12) = 164.21.

Such a delay in reporting of the CPI will only affect the CPIS if such delayed CPI level would affect a Reference CPI used for the calculation of the payment at maturity, Early Ending Index or Fixed Ending Index.

The above figures are for illustrative purposes only. Again, determinations of the Treasury Secretary as to what constitutes an Index Contingency and its remedies will be final.

OPTIONAL REDEMPTION

Beginning in 2003, the CPIS will be subject to redemption prior to their maturity at the election of the holders thereof on each January 15 (each an "Optional Redemption Date") for the Optional Redemption Value calculated as set forth below. In order to exercise the redemption right, any redeeming holder will be required to provide notice to us of the aggregate principal amount of CPIS to be redeemed by such holder on such Optional Redemption Date.

If a Market Disruption Event shall have occurred on the Optional Redemption Determination Date, which shall be the fifth business day prior to the applicable Optional Redemption Date, the Optional Redemption Determination Date shall be the first subsequent day on which there no longer exists a Market Disruption Event as determined by the Calculation Agent in its sole discretion.

The Optional Redemption Value will be determined by estimating what the Ending Index would have been at maturity, using then current market inputs and the methodology described herein. The Forward Index will then be subtracted from this Early Ending Index, the result of which will be multiplied by the Multiplier (which result may be a negative number) and this result will be added to [$1,948.42], giving an estimate of what the payment would have been at maturity. The present value of this amount is the Optional Redemption Value for each [$1,500] principal amount of CPIS.

The Optional Redemption Value is a conservative estimate of the present value of the forecasted amount that would be paid at maturity using current interest rates and credit spreads for discounting. The formula for determining the Early Ending Index is conservatively determined and includes a 30 basis point per annum redemption fee which further reduces the value determined. Because of the conservatism, investors should be aware that it is likely, under usually-prevailing market conditions, that the Optional Redemption Value will be less than the amount a holder could have realized by selling such CPIS on such Optional Redemption Determination Date (excluding commission costs) in any secondary market that may exist.

The Optional Redemption Value ("ORV") for each [$1,500] principal amount of CPIS will be determined using the following formula:

ORV = ([$1,948.42] - (M X (EI(Early) - FI)) X PVF.

Where:

-  M = Multiplier = [57.30659];

-  EI(Early) = Early Ending Index (derived below);

-  FI = Forward Index = [208.50];

-  PVF = Present Value Factor (derived below).

EI(Early), is derived using the formula: EI(Early) = RCPI X FIF.

Where:

-  RCPI = Reference CPI on the Optional Redemption Determination Date;

-  FIF = Future Inflation Factor (derived below);

FIF is derived using the formula: (1 + EIR)(N).

Where:

N = Number of years remaining until maturity
(2N = 2 X N);

-  EIR = Expected Inflation Rate (derived below).

   [FORMULA]


                                            (                  BY              )   2
                                            (                1+ --             )
EIR = is derived using the formula: EIR =   (                  2               )
                                            (----------------------------------)
                                            (        TY  Redemption Fee        )
                                            (   1+   -- + ------------         )         -1.
                                            (        2       2                 )

Where:

- BY = Base Yield = The ask side yield on the Reference Government Notes as determined by polling 3 dealers in such instruments, one of which may be Morgan Guaranty;

- TY = TIPS Yield = The bid side yield on the Reference TIPS as determined by polling 3 dealers in such instruments, one of which may be Morgan Guaranty;

-  Redemption Fee = 30 basis points (0.30%).

The Expected Inflation Rate (EIR) is derived from the Fischer Relation, which states:

(1 + Nominal Rate) = (1 + Real Rate) X (1 + Expected Inflation Rate). In this case, we are using the yield on the Reference Government Notes as a proxy for the Nominal Rate and the yield on the Reference TIPS as a proxy for the Real Rate. Thus, the expected inflation rate is readily determinable. (Note, because the convention in the U.S. for quoting yields assumes semi-annual compounding, each yield must be divided by 2 and the results squared).

                                   [FORMULA]



                                                  (         (                  BY              )   2            )    N
                                                  (         (                1+ --             )                )
So, substituting the EIR into the FIF equation:   (   1 +   (                  2               )         -1     )         ,
                                                  (         (----------------------------------)                )
                                                  (         (        TY  Redemption Fee        )                )
                                                  (         (   1+   -- + ------------         )                )
                                                  (         (        2       2                 )                )


                               (                  BY              )   2N
                               (                1+ --             )
which simplifies to (FIF =):   (                  2               )
                               (----------------------------------)
                               (        TY  Redemption Fee        )
                               (   1+   -- + ------------         )         .
                               (        2       2                 )


                                         (                  BY              )   2N
                                         (                1+ --             )
Thus, the EI early becomes: R C P I X    (                  2               )
                                         (----------------------------------)
                                         (        TY  Redemption Fee        )
                                         (   1+   -- + ------------         )         .
                                         (        2       2                 )

Present Value Factor is derived as follows:


PVF = Present Value Factor:                           1
                                --------------------------------------------        .
                                      Zero Yield       Applicable Spread
                             (   1+   ----------   +   -----------------   ) (2N)
                                          2                    2

Where:

- Zero Yield = The semiannual compound rate implied in the discount factor to maturity determined by the Calculation Agent by polling 3 swap dealers, one of which may be Morgan Guaranty. The discount factor represents the value the swap dealers would pay today for the right to receive $1 at maturity. Zero Yield solves the equation:

  discount factor =               1
                        -------------------- (2N)  .
                              Zero Yield
                     (   1+   ----------   )
                                  2


- The "Applicable Spread" will equal (1) in the case of a liquidation of J.P. Morgan Chase & Co., zero, or (2) in the case of all other redemptions, the greater of zero and the difference between the Funding Spread and the Swap Spread. If the Swap Spread is greater than the Funding Spread then the Applicable Spread will be zero.

- Swap Spread refers to the difference between the swap rate for a given maturity and the yield of the benchmark government bond in that maturity sector. The "Swap Spread" for these purposes will be equal to the offer side U.S. dollar swap spread for the maturity closest to the remaining maturity as determined by the Calculation Agent (except that, in the case of a determination for which the remaining maturity is one year or less, the Swap Spread will be the difference between then current yields on U.S. Dollar LIBOR-based deposits and yields on Treasury Bills with maturities approximately equal to the remaining maturity as determined by the Calculation Agent).

- The Funding Spread shall be the yield spread between (1) the average quotations from three dealers in such instruments chosen in the discretion of the Calculation Agent, one of which may be Morgan Guaranty, for notional issuances of debt securities by J.P. Morgan Chase & Co. in a notional amount equal to the aggregate principal amount of the CPIS being redeemed at such time (or, if such notional amount is smaller than commercially practicable, the smallest commercially practicable amount) and (2) US government securities of approximately similar maturities, as such yield spread may be reasonably determined by the Calculation Agent.

- If the source supplying any of the yield or spread data is unavailable or ceases to report such data, the Calculation Agent shall calculate such yield or spread in good faith.

[FORMULA]

                                        (                         ) 2N
                                        (              BY         )
                                        (           1+=====       )
                                        (               2         )                                1
Thus ORV = ( [$1,948.42] + M x ( RCPI x ( ======================= )  -FI ) ) x ===========================================,
                                        (    TY    Redemption Fee )               Zero Yield    Applicable Spread     2N
                                        (1 + === + ============== )           ( 1 =========== + ==================)
                                        (     2          2        )                     2                 2
                                                     (        BY                 )
                                                     (   1 + =====               ) 2N
                                                     (         2                 )
                          [$1,948.42] + M x ( RCPI x ( ========================= )      -FI )
                                                     (    TY    Redemption Fee   )
                                                     (1 + ==== + =============== )
                                                     (     2           2         )
which simplifies to (ORV =): ======================================================.
                                     Zero Yield     Applicable Spread     2N
                               ( 1 + =========== + ==================== )
                                         2                  2

The Reference CPI on the applicable Optional Redemption Determination Date will be determined for such day by interpolation as described in "-- The Consumer Price Index -- Reference CPI".

For all interim calculations we will round to 6 decimals. The final result (the Optional Redemption Value) will be rounded to 2 decimals.

  HYPOTHETICAL OPTIONAL REDEMPTION

An example calculation of the Optional Redemption Value for each [$1,500] principal amount of CPIS is as follows:

Assumptions:

-  Forward Index = [208.50];

-  Multiplier = [57.30659]

-  Reference CPI on the Optional Redemption Determination Date = 185;

-  Remaining Term (years) = 7;

-  Base Yield = 6.1%;

-  TIPS Yield = 4.1%;

-  Zero Yield = 6.85%;

-  Applicable Spread = 0.05%;

-  Redemption Fee = 30 basis points (0.30%).

[FORMULA]


                             (         0.061     )  2x7
                             (      1+ ----      )
                                                        , which equals 207.75.
Thus, the EI Early = 185 X   (           2       )
                             (-------------------)
                             (      0.041 0.003  )
                             (  1+               )
                                    ---- + ------
                             (        2       2  )


The PVF =                   1                    , or 0.621975.
               ----------------------------
                   0.0685       0.0005
           (   1+  ------    +  ------   ) (2x7)
                     2            2

As a result, for each [$1,500] principal amount of CPIS, ORV = ([$1,948.42] + ([57.30659] X (207.75 - [208.50])) X 0.621975, which equals $1,185.14.

The above figures are for illustrative purposes only.

EARLY DETERMINATION OF THE ENDING INDEX

If either of the Reference Treasuries is subject to a buyback or is called by the Treasury Department, or if the outstanding amount of either such Reference Treasury is

- reduced by 10% or more from the greatest outstanding amount since issuance of the CPIS (a "First Reference Treasury Event"), or

- subsequently reduced by 10% from the amount outstanding at the time of the First Reference Treasury Event or any subsequent reduction (a "Subsequent Reference Treasury Event"),

then we have the right, but not the obligation, on such date or within 30 days of such date, to permanently fix the Ending Index (the "Fixed Ending Index"). We refer to a First Reference Treasury Event or any Subsequent Reference Treasury Event as a Reference Treasury Event. However, the CPIS will not be automatically redeemed and will remain outstanding until maturity or redemption. Currently, there are approximately $11 billion in Reference TIPS and $23 billion in Reference Government Notes issued and outstanding. Such early determination of the Ending Index may adversely affect the trading value of the CPIS and payments thereof relative to what they may have been if such early fixing of the Ending Index had not occurred.

The value of the Fixed Ending Index will be determined using the same methodology for determining the Early Ending Index in a redemption. Thus, the Fixed Ending Index ("EI(Fixed)") will be derived per the following formula:

[FORMULA]


                      (                  BY              )   2N
                      (                1+ --             )
EI Fixed = RCPI X     (                  2               )
                      (----------------------------------)
                      (        TY  Redemption Fee        )
                      (   1+   -- + ------------         )                 .
                      (        2       2                 )

Where:

-  RCPI = Reference CPI on the date such Ending Index is to be fixed;

- BY = Base Yield = The ask side yield on the Reference Government Notes as determined by polling 3 dealers in such instruments, one of which may be Morgan Guaranty;

- TY = TIPS Yield = The bid side yield on the Reference TIPS as determined by polling 3 dealers in such instruments, one of which may be Morgan Guaranty;

-  Redemption Fee = 30 basis points (0.30%);

-  N = Number of years remaining until maturity (2N = 2 X N).

When determining the Fixed Ending Index under the above circumstances, we may, at our sole discretion, reduce the redemption fee, although we are not obligated to do so. By reducing the redemption fee, we would increase the value of the Fixed Ending Index relative to the value we would have calculated if such redemption fee was not reduced. (See "--Optional Redemption" for further details on the determination of the Early Ending Index.)

Once the Fixed Ending Index has been derived as the result of a Reference Treasury Event, it will be used in any determination of a payment on the CPIS at maturity or upon redemption (replacing the Early Ending Index in a redemption).

PROCEDURES FOR PAYMENT AT MATURITY OR ON OPTIONAL REDEMPTION

In the case of a redemption by a holder of the CPIS on an Optional Redemption Date, any such redeeming holder will be required to provide notice of the aggregate principal amount of the CPIS to be redeemed on such Optional Redemption Date to a Participant or a Direct Participant in DTC. Such Participant or Direct Participant must communicate such notice to DTC no earlier than 20 scheduled business days prior to, but no later than 10 scheduled business days prior to, the applicable Optional Redemption Date. DTC will then provide notice to the Transfer Agent of the total number of CPIS to be redeemed on the Optional Redemption Date (the "Applicable Notice"). Each Applicable Notice will be provided by DTC to the Transfer Agent by 12:30 p.m. New York time on the business day next succeeding the last day of the applicable notice period. A business day is any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in The City of New York, New York are authorized or obligated by law to close.

A holder may only provide one such notice for each applicable Optional Redemption Date. Each Applicable Notice will be irrevocable upon receipt by us or the Transfer Agent, and may not be withdrawn or modified after such receipt. Additionally, the Optional Redemption Determination Date will not be deemed to occur, and the calculation of Optional Redemption Value will not be determined, until at least one day after the Transfer Agent receives the Applicable Notice and communicates it to us. The applicable Optional Redemption Date will be subject to extension in the case of a Market Disruption Event.

Payment at maturity or upon redemption, as applicable, will be made by the delivery of cash no later than the maturity date or applicable Optional Redemption Date with respect to such CPIS (subject to delay in the case of a Market Disruption Event) or, if later, the time of delivery or book-entry transfer of such CPIS.

We will irrevocably deposit with DTC no later than the close of business on the maturity date or applicable Optional Redemption Date funds sufficient to make payments at maturity or upon redemption, as applicable, payable with respect to the CPIS on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the CPIS entitled thereto. See "--Book-Entry Only Issuance--The Depository Trust Company". In the event that any such date is not a business day, then payments payable on such date will be made on the next succeeding business day with the same force and effect as if made on such date, except that, if such business day falls in the next calendar year such payment will be made on the immediately preceding business day.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we or our affiliates may, at any time and from time to time, purchase outstanding CPIS by tender, in the open market or by private agreement.

MARKET DISRUPTION EVENTS

A Market Disruption Event will be deemed to have occurred on any day if the Calculation Agent determines, in its sole discretion, that the Reference CPI level may not be obtained or has not been promulgated by the Treasury Department (in the event of a delay by the Bureau of Labor Statistics in publishing the CPI) or the Treasury Department has not cured an existing Index Contingency for such day. Such Market Disruption Event may continue indefinitely. However, if such Market Disruption Event remains in effect for longer than 20 consecutive business days and, in the sole discretion of the Calculation Agent, such Market Disruption Event is likely to remain in effect, then the applicable Reference CPI may be determined in good faith by the Calculation Agent (however, it has no obligation to determine such applicable Reference CPI).

Additionally, a Market Disruption Event with respect to an Optional Redemption Determination Date shall occur (a) if the U.S. treasury market is not open on such Optional Redemption Determination Date, (b) if an input in the Optional Redemption calculation is not available or (c) if the input data are potentially subject to extraordinary influences, in the sole discretion of the Calculation Agent, due to the fact that the underlying instrument on which such data are based is subject to an issuer buyback or early call (e.g., the Treasury Department is buying back the U.S. Government Notes used for determining the Base Yield in the Optional Redemption Value calculation). Such market disruption may require the Calculation Agent to determine certain inputs in good faith and such determinations may be delayed or cause a delay in the Optional Redemption Determination Date and payment of the Optional Redemption Value. See "--Optional Redemption" for further information on the calculation of the Optional Redemption Value.

ADDITIONAL EVENTS OF DEFAULT

Under the heading "Description of Debt Securities--Senior Debt
Securities--Events of Default" in the attached prospectus is a description of events of default relating to senior debt securities including the CPIS. In addition to the events of default described therein, an event of default will occur if we fail to make any payment due on the CPIS at maturity or on redemption.

MODIFICATION

Under the heading "Description of Debt Securities--Senior Debt
Securities--Modification of the Senior Indenture" in the attached prospectus is a description of when the consent of each affected holder of senior debt securities is required to modify the senior indenture. In addition to the circumstances described therein, we may not, without the consent of each affected holder, change the payment due upon maturity or on redemption of the CPIS.

DEFEASANCE

The provisions described in the attached prospectus under the heading "Description of Debt Securities--Senior Debt Securities--Defeasance and Covenant Defeasance" are not applicable to the CPIS.

LISTING

We have applied to list the CPIS on the AMEX under the symbol "JPI.A". Trading of the CPIS on the AMEX is expected to commence within a 30-day period after the date of this prospectus supplement. Prior to this offering, there has been no market for the CPIS.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

The Depository Trust Company, or DTC, will act as securities depositary for the CPIS. The CPIS will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global CPIS certificates, representing the total aggregate principal amount of the CPIS, will be issued and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

Purchases of the CPIS within the DTC system must be made by or through Direct Participants, which will receive a credit for the CPIS on DTC's records. The ownership interest of each actual purchaser of CPIS ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Direct Participants through which the Beneficial Owners purchased the CPIS. Transfers of ownership interests in the CPIS are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the CPIS, except in the event that use of the book-entry system for the CPIS is discontinued.

To facilitate subsequent transfers, all CPIS deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of the CPIS with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the CPIS. DTC's records reflect only the identity of the Direct Participants to whose accounts such CPIS are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

DTC may discontinue providing its services as securities depositary with respect to the CPIS at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, CPIS certificates are required to be printed and delivered. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the CPIS. In that event, certificates for the CPIS will be printed and delivered.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

Payment of amounts due on the CPIS will be payable and the transfer of the CPIS will be registrable at the principal corporate trust office of Bankers Trust Company in The City of New York.

Bankers Trust Company or one of its affiliates will act as registrar and transfer agent for the CPIS. Bankers Trust Company will also act as paying agent and may designate additional paying agents.

Registration of transfers of the CPIS will be effected without charge by or on behalf of Bankers Trust Company, but upon payment (with the giving of such indemnity as Bankers Trust Company may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

GOVERNING LAW

The CPIS will be governed by and interpreted in accordance with the laws of the State of New York.

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

The following summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the CPIS by U.S. Holders (as defined below) is based on the advice of Davis Polk & Wardwell, tax counsel to J.P. Morgan Chase & Co. ("Tax Counsel"). This summary deals only with the CPIS held as capital assets by holders who purchase them upon original issuance.

This summary does not address tax considerations applicable to investors that may be subject to special U.S. federal income tax treatment, such as dealers in securities or persons that will hold the CPIS as a position in a "straddle" (within the meaning of Section 1092 of the Internal Revenue Code of 1986, as amended), or as part of a "conversion transaction" (within the meaning of
Section 1258 of the Code) or "synthetic security" or other integrated investment comprised of the CPIS and one or more other investments. This summary also does not address the tax consequences to U.S. persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of the CPIS. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of the CPIS.

This summary is based on the Code, Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

For purposes of this summary, a "U.S. Holder" means a holder who is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States (or any state thereof), (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to U.S. federal income tax regardless of its source. If a partnership holds the CPIS, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding the CPIS, you should consult your own tax adviser.

For purposes of this summary, a "Non-U.S. Holder" means a holder who is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or nonresident alien fiduciary of a foreign estate or trust.

U.S. HOLDERS OF CPIS

  TAX REPORTING POSITION

We intend to take the position that U.S. Holders generally will not be required to accrue any amounts in income with respect to the CPIS before receiving payments with respect thereto.

Even under this position, a different rule may apply if (i) we make an early determination of the Ending Index as described in "Description of CPIS--Early Determination of the Ending Index" or (ii) when the Ending Index can be determined in the month preceding the maturity, based on the announcement of the monthly CPI that determines the Reference CPI on the Maturity Date. At such times, the amount payable at the maturity of the CPIS becomes fixed. In such cases, if you are an accrual method taxpayer, you probably will be required at such time to include in income the full amount, if any, payable at maturity in excess of your tax basis in the CPIS. If you are a cash method taxpayer, you may be required at that time to include all or part of such amount in income. In addition, if you are an accrual method taxpayer, you might be entitled at that time to a loss to the extent the fixed amount payable at maturity is less than your tax basis. The tax treatment of the income, gain or loss recognized under this paragraph is unclear, and you should consult your tax adviser as to whether such income, gain or loss should be treated as ordinary or capital income, gain or loss.

Under our tax reporting position, unless the preceding paragraph applies, when you receive a payment with respect to the CPIS, either at maturity or upon redemption or sale of a CPIS, you generally will recognize income, gain or loss equal to the difference between the amount you receive with respect to the CPIS and your tax basis in the CPIS. The tax treatment of the payment of a CPIS at maturity or upon redemption is unclear, and you should consult your tax adviser as to whether such income, gain or loss should be treated as ordinary or capital income, gain or loss. Although the law is unclear and the IRS might challenge the position, any such income, gain or loss you realize on the sale or other disposition of a CPIS before maturity is likely to be treated as capital gain or loss.

  POSSIBLE ALTERNATIVE TAX CONSEQUENCES

It is possible that the CPIS may not be properly treated as contract claims that are not options. It is also possible that we may be incorrect in our position that you do not have to accrue any income with respect to the CPIS before the time described in "--Tax Reporting Position" above. In either such case, under a variety of theories, you could be required to report income with respect to the CPIS in advance of your receipt of any cash with respect thereto.

For example, the CPIS might be considered cash settled options on the Reference CPI. In that case, the CPIS would probably constitute "nonequity options" within the meaning of Section 1256 of the Code, with the result that U.S. Holders would be required to mark to market their CPIS. Gain or loss would be recognized each year that you hold the CPIS based on the increase or decrease in market value of the CPIS during that year. Of such gain or loss, 40% would be treated as short-term capital gain or loss, and 60% would be treated as long-term capital gain or loss. The same treatment would apply to any gain or loss upon the sale or redemption or other disposition of the CPIS.

Alternatively, the CPIS might be treated as contingent payment debt instruments issued by us. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue as original issue discount ("OID") income certain amounts in each year that you hold the CPIS. OID would accrue at a rate equal to the "comparable yield" on the issue date of the CPIS. This is a rate equal to the greater of (i) the "Applicable Federal Rate" (a rate for Treasury obligations of maturities comparable to the CPIS) and (ii) the fixed rate on a hypothetical, non-contingent debt instrument issued by us with comparable maturity and other terms. The amount of OID accrued would increase your tax basis in the CPIS. Upon the sale or redemption of a CPIS, any gain would be ordinary income, while any loss would be ordinary loss, but only to the extent of OID previously accrued.

NON-U.S. HOLDERS

If you are a Non-U.S. Holder of the CPIS and if the characterization of the CPIS as contract claims that are not options is respected, payments made to you with respect to the CPIS may be subject to U.S. withholding tax at a 30% rate. We expect that Non-U.S. Holders will be subject to 30% withholding with respect to amounts paid on the CPIS at maturity or upon redemption.

If the CPIS were options subject to the mark-to-market rules of Section 1256 of the Code, any payment made to a Non-U.S. Holder with respect to the CPIS would not be subject to U.S. withholding tax. Similarly, if the CPIS were contingent payment debt obligations, any payment made to a Non-U.S. Holder with respect to the CPIS would not be subject to U.S. withholding tax, provided that the Non-U.S. Holder complied with applicable certification requirements.

Although we expect that Non-U.S. Holders will be subject to withholding at a rate of 30% with respect to a portion of the amounts paid on the CPIS, such holders can apply to the IRS for a refund of the tax withheld on the theory that no withholding tax was due. Neither Tax Counsel nor we can give any assurance to Non-U.S. Holders that such a refund claim will be successful.

Under any characterization of the CPIS, gain realized upon the sale of the CPIS by a Non-U.S. Holder generally would likely not be subject to U.S. federal withholding tax, although such gain may be subject to U.S. federal income tax under general U.S. tax principles if (i) such gain is effectively connected with the conduct of a U.S. trade or business of such holder, or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are satisfied.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Payments made on, and proceeds from the sale of, the CPIS may be subject to a "backup" withholding tax at a rate of 31% unless the holder complies with certain identification requirements. Non-U.S. Holders are generally exempt from backup withholding but may be required to certify their status in order to prove their exemption. Any amounts withheld will be allowed as a credit against the holder's U.S. federal income tax, provided that the required information is furnished to the IRS.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. THE TAX CONSEQUENCES TO HOLDERS OF OWNING THE CPIS ARE UNCLEAR AND COMPLEX. WE AND TAX COUNSEL STRONGLY RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE CPIS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the CPIS. In the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, CPIS with an aggregate principal amount equal to that appearing opposite the name of the underwriter below:

                                                               PRINCIPAL
                                                                AMOUNT
UNDERWRITER                                                     OF CPIS
-----------                                                   -----------
J.P. Morgan Securities Inc. ................................  $

                                                              -----------
     Total..................................................  $20,000,000
                                                              ===========

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the CPIS from us, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the CPIS if any of them are purchased.

The underwriters have advised us that they propose to offer the CPIS to the public at the price to public that appears on the cover page of this prospectus supplement. The underwriters may offer the CPIS to selected dealers at the price
to public minus a selling concession of up to $     per CPIS. In addition, the
underwriters may allow, and those selected dealers may reallow, a selling
concession of up to $     per CPIS to certain other dealers. After the initial
public offering, the underwriters may change the price to public and any other selling terms.

In the underwriting agreement, we have agreed that:

        -  we will pay our expenses related to this offering, which we estimate
           will be $     ; and

        - we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The CPIS are a new issue of securities, and there is currently no established trading market for the CPIS. We have applied to list the CPIS on the AMEX under the symbol "JPI.A". Trading of the CPIS on the AMEX is expected to commence within a 30-day period after the date of this prospectus supplement. Prior to this offering, there has been no market for the CPIS. The underwriters have advised us that they intend to make a market in the CPIS. However, they are not obligated to do so and may discontinue any market-making in the CPIS at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the CPIS will develop, that you will be able to sell your CPIS at a particular time or that the price you receive when you sell will be favorable.

We own directly or indirectly all the outstanding equity securities of J.P. Morgan Securities. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm's underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

Our affiliates, J.P. Morgan Securities and Chase Securities, may use this prospectus supplement and the attached prospectus in connection with offers and sales of the CPIS in the secondary market. Those affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Certain of the underwriters engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

We will deliver the CPIS to the underwriters at the closing of this offering when the underwriters pay us the purchase price for the CPIS.

            ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES

Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Section 4975 of the Code prohibit certain benefit plans and accounts ("Plans"), from engaging in certain transactions involving the assets of such plans or accounts with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such Plans. As a result of its business, the Company is a Party in Interest with respect to many Plans. Where the Company is a Party in Interest with respect to a Plan (either directly or by reason of its ownership of its subsidiaries), the purchase and holding of the securities by or on behalf of the Plan would involve prohibited transactions, such as a prohibited lending transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption, such as Prohibited Transaction Class Exemption 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor, or there was some other basis on which the transaction was not prohibited. Unless the applicable prospectus supplement explicitly provides otherwise, any purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase and holding thereof that either (a) it is not a Plan, or an entity whose underlying assets include plan assets by reason of any Plan's investment in the entity, and is not purchasing such securities on behalf of or with plan assets of any Plan or (b) its purchase and holding of the securities is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, or there is some other basis on which such purchase and holding is not prohibited.

                                    EXPERTS

The financial statements of Chase incorporated in this prospectus supplement by reference to its Annual Report on Form 10-K for the year ended December 31, 1999 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting. The financial statements of Heritage J.P. Morgan incorporated in this prospectus supplement by reference have been incorporated in reliance on the report of Pricewaterhouse
Coopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

Simpson Thacher & Bartlett, New York, New York, will deliver an opinion for us regarding the validity of the CPIS. Davis Polk & Wardwell will provide a similar opinion for the underwriters. Davis Polk & Wardwell has represented and continues to represent us and our subsidiaries in a substantial number of matters on a regular basis.